Exhibit 5.8

Donald E. Hulse, P.E.
GUSTAVSON ASSOCIATES, LLC
5757 Central Avenue, Suite D, Boulder, Colorado 80301
Telephone: 303-443-2209
Facsimile: 303-443-3156

CONSENT OF EXPERT
FILED BY SEDAR

December 9, 2010

British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission
Manitoba Securities Commission
Ontario Securities Commission
New Brunswick Securities Commission
Nova Scotia Securities Commission
Registrar of Securities, Prince Edward Island
Securities Commission of Newfoundland and Labrador
Registrar of Securities, Northwest Territories
Registrar of Securities, Nunavut
Registrar of Securities, Yukon
United States Securities and Exchange Commission

Re:	Minefinders Corporation Ltd. (the "Company") filing of a Short Form Base Shelf Prospectus dated December 9, 2010 (the "Prospectus").

I refer to the report entitled "NI 43-101 Technical Report on the Minable Reserve for the Dolores Gold-Silver Project, Chihuahua State, Mexico" dated March 25, 2008 (the "Report") as referenced in the Prospectus and documents incorporated by reference therein.

This letter is being filed as my consent to the use of my name and the Report in the Prospectus and in documents incorporated by reference therein.

I confirm that I have read the Prospectus and I have no reason to believe that there are any misrepresentations that are derived from the Report referred to above or that are within my knowledge as a result of the services I performed in connection with such Report.

I consent to the filing of this consent with the United States Securities and Exchange Commission as part of the Company’s Form F-10 filed on December 9, 2010, and any amendment thereto, including post-effective amendments.

[Signature page follows]

Yours truly,

"Donald E. Hulse"
Donald E. Hulse